ACTIONS SEMICONDUCTOR CO., LTD.

Third Amended and Restated 2007 Equity Performance and Incentive Plan

1.	Purpose. The purpose of the Third Amended and Restated 2007 Equity Performance and Incentive Plan (the “Plan”) is to attract and retain officers, employees, non-employee directors and consultants for Actions Semiconductor Co., Ltd., a Cayman Islands exempted company, and its Subsidiaries and to provide to such persons incentives to stay with the Company and make superior contributions to the Company in the future.

2.	Definitions. As used in this Plan,

(a)	“Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 13 of this Plan, such committee (or subcommittee).

(b)	“Company” means Actions Semiconductor Co., Ltd., a Cayman Islands exempted company, or any successor corporation thereto.

(c)	“Date of Grant” means the date specified by the Board on which a grant of Option Rights or a grant or sale of Restricted Shares or Restricted Share Units will become effective (which date will not be earlier than the later of (i) the date on which the Board takes action with respect thereto; or (ii) the date on which a Participant commences the provision of services to the Company or any one or more of its Subsidiaries).

(d)	“Director” means a member of the Board of Directors of the Company.

(e)	“Employee” means any person employed by the Company or any of the Company’s present or future parent or subsidiary corporations as defined in sections 424(e) or (f) of the U.S. Code, and any other entities the employees of which are eligible to receive incentive stock options under the U.S. Code. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(f)	“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Board that sets forth the terms and conditions of the awards granted. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, with the approval of the Board, need not be signed by a representative of the Company or a Participant.

(g)	“Market Value per Share” means, as of any particular date, the fair market value of one of the Shares of the Company as determined by the Board.

(h)	“Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(i)	“Option Price” means the purchase price payable on exercise of an Option Right.

(j)	“Option Right” means the right to purchase Shares upon exercise of an option granted pursuant to Section 4 of this Plan.

(k)	“Participant” means a person who is selected by the Board to receive benefits under this Plan and who is at the time an officer, employee, non-employee director or consultant of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within 90 days of the date on which the Board takes action to approve a grant of an award under this Plan. The term “Participant” shall also include any person who provides services to the Company or a Subsidiary that are equivalent to those typically provided by an employee.

(l)	“PRC” means the People’s Republic of China.

(m)	“Restriction Period” means the period of time during which Restricted Share Units are subject to deferral limitations under Section 6 of this Plan.

(n)	“Restricted Shares” means Shares granted or sold pursuant to Section 5 of this Plan as to which neither the risk of forfeiture nor the prohibition on transfers referred to in such Section 5 has expired.

(o)	“Restricted Share Units” means an award made pursuant to Section 6 of this Plan of the right to receive Shares at the end of a specified Restriction Period.

(p)	“Shares” means the American Depositary Shares representing ordinary shares, par value US $0.000001 per share, of the Company, or any security into which such Shares may be changed by reason of any transaction or event of the type referred to in Section 9 of this Plan.

(q)	“Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

(r)	“U.S. Code” means the United States Internal Revenue Code of 1986, as amended.

3.	Shares Available Under the Plan. Subject to adjustment as provided in Section 9 of this Plan, the number of Shares that may be issued or transferred (i) upon the exercise of Option Rights, (ii) as Restricted Shares and released from the risk of forfeiture thereof, (iii) upon payment of Restricted Share Units, or (iv) in payment of dividend equivalents paid with respect to awards made under the Plan shall not exceed in the aggregate 11,400,000 Shares, all of which are available to be granted as incentive stock options within the meaning of section 422 of the U.S. Code. In addition to the Shares authorized by the preceding sentence, to the extent any award under this Plan otherwise terminates without the issuance of some or all of the Shares underlying the award to a Participant or if any Option Right under this Plan terminates without having been exercised in full, the Shares underlying such award, to the extent of any such forfeiture or termination, shall be available for future grant under this Plan and credited toward the Plan limit. Such Shares may be Shares of original issuance or Shares that have been previously issued and acquired by the Company or a combination of the foregoing. The Board may, at any time, increase or reduce the number of Shares subject to this Plan, but not below the number of Shares then issuable upon outstanding, unexercised Option Rights and unvested Restricted Shares and Restricted Share Units.

4.	Option Rights. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase Shares. Such options may be “incentive stock options” (within the meaning of section 422 of the U.S. Code. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)	Each grant will specify the number of Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b)	Each grant will specify an Option Price per Share as determined by the Board, provided that, if the Participant receiving such grant is a United States taxpayer, such Option Price per Share shall not be less than 100% of the Market Value per Share on the Date of Grant. In the case of an incentive stock option (A) granted to an Employee who, at the time the incentive stock option is granted, owns Shares representing more than ten percent (10%) of the voting power of all classes of share capital of the Company or any of the Company’s present or future parent or subsidiary corporations as defined in sections 424(e) or (f) of the U.S. Code, the Option Price per Share will be no less than one hundred ten percent (110%) of the Market Value per Share on the Date of Grant; and (B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the Option Price per Share will be no less than one hundred percent (100%) of the Market Value per Share on the Date of Grant.

(c)	Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company in a currency determined by the Board, (ii) to the extent authorized by the Board, by the actual or constructive transfer to the Company of Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) by such other method of payment authorized by the Board, or (iv) by a combination of such methods of payment.

(d)	To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a broker on a date satisfactory to the Company of some or all of the Shares to which such exercise relates.

(e)	Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f)	Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable. Notwithstanding the foregoing, any such grant of Option Rights may provide for the immediate exercisability of the Option Right.

(g)	Any grant of Option Rights may specify management objectives that must be achieved as a condition to the exercise of such rights.

(h)	The Board may, on or after the Date of Grant of any Option Rights, provide for the payment of dividend equivalents to the Optionee on either a current or deferred or contingent basis or may provide that such equivalents will be credited against the Option Price.

(i)	No Option Right will be exercisable more than 10 years from the Date of Grant, except that an Option Right intended to be an incentive stock option issued to an individual who owns more than ten percent of the total outstanding voting power of the Company’s outstanding stock (within the meaning of section 422 of the U.S. Code) will not have a term of more than 5 years.

(j)	The Board reserves the discretion after the Date of Grant to provide for (i) the payment of a cash bonus at the time of exercise; (ii) the availability of a loan at exercise; (iii) the right to tender in satisfaction of the Option Price nonforfeitable, unrestricted Shares, which are already owned by the Optionee and have a value at the time of exercise that is equal to the Option Price.

(k)	Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award shall be subject to the Plan and shall contain such terms and provisions as the Board may approve.

(l)	A grant of Option Rights that is not intended to be an incentive stock option shall be designated as a “Nonstatutory Stock Option” or a “Nonqualified Stock Option.” Each grant that is intended to be an incentive stock option shall be subject to the following additional terms and conditions: (i) it shall only be granted to Employees, and shall be subject to and construed consistently with the requirements of section 422 of the U.S. Code, (ii) it shall be treated as a nonqualified stock option to the extent that, in the calendar year in which the Option is first exercisable, the aggregate fair market value of the Shares subject to the Option Right (when added to other awards granted to the same individual that are intended to be incentive stock options under any plan maintained by the Company and certain related corporations) exceeds US$100,000 or such other limitation as might apply under section 422 of the U.S. Code, (iii) it must be granted within 10 years from the adoption of the Plan or the date that it is approved by shareholders, whichever is earlier, (iv) it is not transferable other than by the laws of descent and distribution, and, during the optionholder’s lifetime, can be exercised only by the optionholder, and (iii) the Company shall have no liability to a Participant, or any other party, if an Option Right (or any part thereof) that is intended to be an incentive stock option is not an incentive stock option, or for any action taken by the Board, including without limitation the conversion of an incentive stock option to a nonstatutory stock option.

5.	Restricted Shares. The Board may also authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)	Each such grant or sale will constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the risk of forfeiture and restrictions on transfer hereinafter referred to.

(b)	Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c)	Each such grant or sale will provide that the Restricted Shares covered by such grant or sale will be subject to a risk of forfeiture for a period to be determined by the Board at the Date of Grant.

(d)	Each such grant or sale will provide that during the period for which such risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Board at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing risk of repurchase in the hands of any transferee).

(e)	Any grant of Restricted Shares may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Shares.

(f)	Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award.

(g)	Each grant or sale of Restricted Shares will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Board may approve. Unless otherwise directed by the Board, all certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares.

6.	Restricted Share Units. The Board may also authorize the granting or sale of Restricted Share Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(a)	Each such grant or sale shall constitute the agreement by the Company to deliver Shares to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the Restriction Period as the Board may specify.

(b)	Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c)	Each such grant or sale shall be subject to a Restriction Period, as determined by the Board at the Date of Grant.

(d)	During the Restriction Period, the Participant shall have no right to transfer any rights under his or her award and shall have no rights of ownership in the Restricted Share Units and shall have no right to vote them, but the Board may, at or after the Date of Grant, authorize the payment of dividend equivalents on the Shares underlying such units on either a current or deferred or contingent basis, either in cash or in additional Shares.

(e)	Each grant will specify whether the Restricted Share Units will be payable at the end of the Restriction Period (i) in cash in a currency determined by the Board, (ii) by the actual transfer to the Participant of Shares, or (iii) by a combination of such methods of payment.

(f)	Any grant of Restricted Share Units may specify management objectives that, if achieved, will result in termination or early termination of the Restriction Period.

(g)	Each grant or sale of Restricted Share Units shall be evidenced by an Evidence of Award and shall contain such terms and provisions, consistent with this Plan, as the Board may approve.

7.	Type of Securities Issued. In lieu of delivering Shares in connection with an award of Option Rights, Restricted Shares, or Restricted Shares Units under this Plan, the Board may provide, at or after the Date of Grant, that the securities to be issued or transferred in connection with such awards shall be ordinary shares, par value US $0.000001 per ordinary share, of the Company.

8.	Transferability.

(a)	Except as otherwise determined by the Board, no Option Right or other security granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Board, Option Rights shall be exercisable during the Optionee’s lifetime only by him or her or by his or her guardian or legal representative.

(b)	The Board may specify at the Date of Grant that part or all of the Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or upon the termination of the Restriction Period applicable to Restricted Share Units or (ii) no longer subject to the risk of forfeiture and restrictions on transfer referred to in Sections 5 and 6 of this Plan, will be subject to further restrictions on transfer.

9.	Adjustments. The Board shall make or provide for such adjustments in the numbers of Shares covered by outstanding Option Rights granted hereunder, in the Option Price, and in the kind of shares covered thereby and such other amendments to the terms of any outstanding awards granted hereunder, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required or appropriate to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Board, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Board shall also make or provide for such adjustments in the number of Shares specified in Section 3 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 9.

10.	Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement of fractions in cash.

11.	Withholding Taxes. To the extent that the Company is required to withhold PRC or other taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit.

12.	Multiple Jurisdictions. In order to facilitate the making of any grant under this Plan, the Board may provide for such special terms for awards to Participants who are employed by the Company or any of its Subsidiaries in any particular jurisdiction other than the PRC, or who are nationals of any particular jurisdiction other than the PRC, as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. In addition, the Board may approve such supplements to or restatements or alternative versions of this Plan, including, without limitation, a sub-plan to this Plan, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Company Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

13.	Administration of the Plan.

(a)	This Plan will be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to the Compensation Committee of the Board (or a subcommittee thereof), as constituted from time to time. A majority of the committee (or subcommittee) will constitute a quorum, and the action of the members of the committee (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the committee (or subcommittee). To the extent of any such delegation, references in this Plan to the Board will be deemed to be references to such committee or subcommittee.

(b)	The interpretation and construction by the Board of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Restricted Shares or Restricted Share Units and any determination by the Board pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Board will be liable for any such action or determination made in good faith.

14.	Amendments, Etc.

(a)	The Board may at any time and from time to time amend the Plan in whole or in part; provided, however, that any amendment which must be approved by the shareholders of the Company in order to comply with applicable law or the rules of the NASDAQ Global Market or, if the Shares are not quoted on the NASDAQ Global Market, the principal national securities exchange upon which the Shares are traded or quoted (“Applicable Law”), will not be effective unless and until such approval has been obtained. Nothing herein shall be construed to limit the Company’s authority to offer similar or dissimilar benefits under other plans or otherwise with or without further shareholder approval.

(b)	The Board also may permit Participants to elect to defer the issuance of Shares or the settlement of awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. The Board also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

(c)	The Board may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(d)	In case of termination of employment by reason of death, disability or normal or early retirement, or in the case of hardship or other special circumstances, of a Participant who holds an Option Right not immediately exercisable in full, or any Restricted Shares as to which the risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Share Units as to which the Restriction Period has not been completed, or who holds Shares subject to any transfer restriction imposed pursuant to Section 8(b) of this Plan, the Board may, in its sole discretion, accelerate the time at which such Option Right may be exercised or the time at which such risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(e)	This Plan shall not confer upon any Participant any right with respect to employment or other service with the Company or any Subsidiary (including, without limitation, continuation of employment), nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time, with or without cause. The terms of employment of an employee shall not be affected by the execution of this Plan. Awards granted under this Plan shall not form a part of the terms of employment of an employee or entitle such employee to take into account awards granted under this Plan when calculating any compensation or damages upon the termination of such employee’s employment for any reason.

(f)	This Plan shall be effective immediately upon its adoption by the Board; provided, however, that this Plan will be subject to approval by the shareholders of the Company within 12 months after the date this Plan is adopted by the Board, which shareholder approval will be obtained in the manner and to the degree required under Applicable Law. Any Option Rights intended to be granted as incentive stock options under this Plan shall be deemed nonstatutory stock options or nonqualified stock options if the Plan is not approved by the shareholders within such 12-month period.

15.	Governing Law. The Plan and all grants and awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the Cayman Islands.

16.	Compliance with Law. The grant of awards and the issuance of Shares in connection with such awards under this Plan shall be subject to compliance with all applicable requirements of the laws of the PRC, the laws of the Cayman Islands, and United States federal and state law with respect to such securities. Option Rights may not be exercised and Restricted Share Units may not be paid out if the issuance of Shares would constitute a violation of any such applicable or other laws or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. In addition, no Option Rights may be exercised and no Restricted Share Units may be paid out unless (a) a registration statement under the United States Securities Act of 1933, as amended (the “Securities Act”), shall at the time of exercise of the Option Rights or the payment of the Restricted Share Units be in effect with respect to the shares issuable upon exercise of the Option Rights or the payment of the Restricted Share Units or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option Rights or payment of the Restricted Share Units may be issued in accordance with the terms of an applicable exemption or exception from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of any Option Rights or payment of Restricted Share Units, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

17.	Termination. No grant will be made under this Plan after a term of ten (10) years after the effectiveness of the Plan as provided in Section 14(f), but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.